UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2017

KADANT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11406	52-1762325
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Technology Park Drive
Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000
Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

KADANT INC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     Departure of Certain Officers

Sandra L. Lambert, the Vice President, General Counsel and Secretary of Kadant Inc. (the “Company”) will retire from the Company on July 1, 2018. In connection with her retirement, the Company entered into an Executive Transition Agreement on September 20, 2017 with Ms. Lambert in order to provide for an orderly transition of her responsibilities, as described below. A successor has not yet been named.

(e)    Compensatory Arrangements of Certain Officers

On September 20, 2017, the Company entered into an Executive Transition Agreement (the “Transition Agreement”) with Ms. Lambert in order to provide for an orderly transition to her successor as general counsel and to provide an incentive for her to stay until July 1, 2018 (the date her employment ends is referred to as the “Separation Date”) and to obtain certain assurances and cooperation from her post-employment. Pursuant to the Transition Agreement, Ms. Lambert will remain a Vice President of the Company through July 1, 2018 and will continue to serve as General Counsel until a successor is named and will assist in the orderly transition of her responsibilities. The Amended and Restated Executive Retention Agreement dated as of December 9, 2008, by and between the Company and Ms. Lambert will not be renewed and will cease to be applicable to her as of the close of business on December 31, 2017.

The material terms of the Transition Agreement are as follows:

Ms. Lambert will continue to be paid a base salary through her Separation Date at least equal to her current annual rate of $309,000. Her base salary will be reviewed, and may be increased, as part of the regular compensation review conducted by the Compensation Committee of the Board of Directors (“Compensation Committee”) in early 2018. Ms. Lambert will remain eligible to participate in the Company’s cash incentive plan and to receive an annual bonus determined in accordance with the current compensation practices of the Company. For fiscal 2017, her annual bonus will be based on her current target bonus of $142,140 and for fiscal 2018, her annual bonus will be based on a target bonus at least equal to her current target bonus, as increased by the Compensation Committee in its sole discretion in accordance with its regular executive compensation review and will be prorated for the period of her employment in 2018. Ms. Lambert will remain eligible to participate in the Company’s executive and employee benefit arrangements that are offered to executive officers and employees while she remains an employee.

The Company also agreed to pay the following amounts to Ms. Lambert as an incentive in the form of a stay bonus and related benefits, and as compensation for certain post-employment assistance, in the event she remains employed with the Company through July 1, 2018:

•	a monthly cash payment of $41,500 for nine months beginning July 2018;

•	her actual bonus for fiscal 2018 (in full and without proration); and

•	COBRA premiums for dual family coverage under the Company’s group health and dental insurance coverage through June 30, 2019.

The foregoing payments are subject to Ms. Lambert delivering a release and complying with her post-employment obligations contained in the Transition Agreement.

KADANT INC.

The Company also agreed to cause certain outstanding restricted stock units (“RSUs”) held by Ms. Lambert to become vested on the Separation Date provided she stays employed by the Company through that date. Consistent with the foregoing, on September 20, 2017, the Compensation Committee modified Ms. Lambert’s outstanding RSUs that would have vested after March 10, 2018, to provide that such awards will vest and be distributable on the Separation Date.

Before and following the Separation Date, Ms. Lambert has agreed to be bound by confidentiality provisions, non-competition covenants (under terms applicable to members of the bar) and non-solicitation restrictions concerning clients, customers, business partners and employees of the Company, generally lasting two years after the Separation Date (with the confidentiality covenant lasting indefinitely). She also agreed to assist the Company on a part-time basis after her employment ends through June 30, 2019. Ms. Lambert’s continued payments under the Transition Agreement are conditioned on her compliance with the commitments described in this paragraph.

The Company also agreed that Ms. Lambert (or her estate) will receive the compensation and benefits she would have received had she remained an employee through the Separation Date in the event she dies or the Company terminates her without cause on or after January 1, 2018 and before July 1, 2018.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: September 26, 2017	By:	/s/ Michael J. McKenney
Michael J. McKenney Senior Vice President and Chief Financial Officer

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